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MidSouth Bancorp, Inc. reports quarterly dividends

LAFAYETTE, LA., May 29, 2019/BUSINESS WIRE/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE: MSL) announced a cash dividend was declared on May 22, 2019 in the amount of one cent ($.01) per share to be paid on its common stock on July 1, 2019 to shareholders of record as of the close of business on June 14, 2019.

Additionally, the Board of Directors declared a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. The dividend is payable on July 15, 2019, to shareholders of record as of the close of business on July 1, 2019.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with total assets of $1.7 billion as of March 31, 2019. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 42 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

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